Exhibit 10.71

Deltek
13880 Dulles Corner Lane
Herndon, VA 20171-4600

703.734.8606
800.456.2009
703.734.0346 FAX

May 2, 2007

Eric Brehm

11421 Green Moor Lane

Oakton, VA 22124

Dear Eric:

As you are aware, Deltek, Inc. (the “Company”) has decided to modify its Change in Control provisions so that you are treated appropriately in the event of a Change in Control of the Company. Accordingly, I am pleased to confirm that you will have the following benefits and protections in the event of a Change in Control:

1.	Stock Options. With respect to the options granted to you on November 3, 2005 to purchase 160,000 shares and 40,000 share of common stock, par value $0.001 per share, of the Company (and including any securities into which such shares are changed or for which such shares are exchanged), respectively, notwithstanding Section 4.1 of the stock option agreements relating to such grants, if your employment is terminated on the date of or within 18 months following a Change in Control either by the Company or its successor without Cause or by you for Good Reason, these options will become vested and exercisable in full to the extent then unexercisable. For purposes of this letter, “Change in Control” will have the meaning set forth on Annex A hereto.

2.	At-Will Employment; Severance.

If your employment is terminated before a Change in Control either by the Company without Cause or by you for Good Reason, then the Company shall continue to pay you your then current base salary as of the date of termination for six months thereafter. In addition, upon any termination that entitles you to the foregoing severance benefits, the Company will also continue your coverage under the Company’s medical benefit plan for twelve months at the active-employee premium rate.

If your employment is terminated on the date of or within 18 months following a Change in Control either by the Company or its successors without Cause or by you for Good Reason, then the Company shall: (1) continue to pay you your then current base salary as of the termination date for 18 months thereafter, (2) pay you 150% of your then current target annual bonus (based on your target annual bonus in effect in the period in which you are terminated), and (3) continue your medical coverage under the Company’s medical benefit plan for 18 months at the active-employee premium rate.

The continuation of base salary will be paid in substantially equal installments over the 18-month severance period in accordance with the Company’s standard payroll practices with respect to active employees, but not less frequently than monthly. The payment of your bonus will be made in a lump sum at such time as bonuses are generally paid to employees during the period in which you are terminated. Notwithstanding the preceding two sentences, if Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), would cause the imposition of an excise tax on the salary continuation severance payment or bonus award severance payment if paid as aforesaid, then payment of the salary continuation severance payment and bonus award severance payment shall be ordered so as to avoid the imposition of the excise tax, as follows: (i) as much of the bonus award severance payment as may be paid without the imposition of the excise tax shall be paid as aforesaid, and any remaining portion of the bonus award severance payment shall be paid upon the day following the six-month anniversary of the termination date; and (ii) if any installments of the salary continuation payment may be paid (in whole or in part) as aforesaid without the imposition of the excise tax, then such installments shall be paid as aforesaid, and the remaining installments shall commence upon the day following the six-month anniversary of the termination date, and the first installment paid upon the day following the six-month anniversary of the termination date shall include all portions of the salary continuation severance payment that would have been paid but for the application of Section 409A to the salary continuation severance payment. The Company’s obligations to make any payments and (if applicable) continue the medical coverage as set forth above is conditioned upon: (x) your continued compliance with the obligations under, the Confidential and Proprietary Information, Assignment of Inventions and Non-Competition Agreement, the form of which is attached as Annex B, and (y) your execution, delivery and non-revocation of a valid and enforceable general release of claims substantially in the form attached as Annex C.

For purposes of this letter, “Cause” and “Good Reason” will have the meanings set forth on Annex A hereto.

3.	Effect of Section 280G.

Notwithstanding any provision in this letter or any other plan, program or arrangement of the Company to the contrary, payments to be made to you in the event of a change in ownership or effective control of the Company or a substantial portion of its assets (within the meaning of Section 280G(b)(2) of the Code and the regulations promulgated thereunder) shall be reduced, but only if and to the extent that a reduction in the payments to you would result in your retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the excise tax payable under Section 4999 of the Code) than if you received the entire amount of such payments without reduction. If the payments are to be reduced as aforesaid, then, unless you give prior written notice to the Company specifying a different order by which to effectuate the foregoing, the Company shall reduce or eliminate such payments (x) by first reducing or eliminating the portion of such payments which is not payable in cash (other than that portion of such payments subject to clause (z) hereof), (y) then by reducing or eliminating cash payments (other than that portion of such payments subject to clause (z) hereof) and (z) then by reducing or eliminating the portion of such payments (whether payable in cash or not payable in cash) to which Treasury Regulation Section 1.280G-1 Q/A 24(c) (or successor thereto) applies, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the date of the Change in Control. Any notice given by you pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing your rights and entitlements to any benefits or compensation.

In recognition of the foregoing, this letter shall supersede all other agreements, oral or written, between the Company and you with respect to the subject matter of this letter, including the Executive Severance Agreement, effective as of May 24, 2004, between the Company and you, which shall be terminated upon the mutual execution of this letter. In addition, you shall execute and deliver the Company’s standard Confidential and Proprietary Information, Assignment of Inventions and Non-Competition Agreement, the form of which is attached as Annex B. If the foregoing terms and conditions are consistent with your understanding, please sign this letter below, as well as the Confidential and Proprietary Information, Assignment of Inventions and Non-Competition Agreement, and return a copy of both to me by no later than May 7, 2007. A second copy of this letter is enclosed for your files.

Very truly yours,

DELTEK, INC.

/s/ Kevin T. Parker
	By:	Kevin Parker
	Its:	President and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Eric Brehm
Eric Brehm

Annex A

Definitions

“Cause” shall mean (A) a conviction of you for the commission of a felony, (B) a commission by you of one or more acts involving fraud or gross misconduct that cause material damage to the Company, (C) a material violation by you of the Noncompetition Agreement or (D) your breach of any material terms of this letter and such breach is not cured within 30 days after written notice by the Company to you identifying such breach. Prior to terminating your employment for Cause pursuant to clause (D), you shall be given (1) a written notice of such determination setting forth the nature of such alleged Cause item and specifically stating the corrective action required, (2) a reasonable opportunity to meet with the Board (with the assistance of your counsel if you so elect) to discuss such item and required corrective action and (3) a reasonable opportunity to take the required action and cure such item.

A “Change in Control” will have occurred if (A) any third party not affiliated with New Mountain Partners II, L.P., New Mountain Affiliated Investors II, L.P. or Allegheny New Mountain Partners, L.P. or any of their affiliates (collectively, “New Mountain”), but excluding the deLaski Shareholders (as defined in the Shareholders’ Agreement, dated as of April 22, 2005, to which (among others) the Company and New Mountain are parties), owns, directly or indirectly, more voting capital stock of the Company than New Mountain owns or (B) a third party not so affiliated has or obtains the right to elect a majority of the Board.

“Good Reason” shall mean (A) (x) a material reduction, without your written consent, of the nature and scope of the authorities, powers, functions or duties assigned to you or (y) any reduction, without your written consent, of your compensation (including, without limitation, your annual base salary or target annual bonus opportunity) (provided, however, that, neither a change in your reporting responsibilities nor the Company ceasing to be a publicly registered company shall in itself constitute Good Reason unless as a result thereof there is a material reduction, without your written consent, of the nature and scope of the authorities, powers, functions or duties assigned to you), (B) the Company’s requiring you, without your prior written consent, to change the office location at which you are based which results in your having a commute to such location from your residence in excess of 75 miles or in excess of 120% (in miles) of your commute immediately prior to the date of such change of location, whichever is greater, or (C) the Company’s breach of any material terms of your employment or this letter, and, in the case of clause (A) or (C), such reduction or breach is not cured within 30 days after written notice by you to the Company identifying such reduction or breach. In order to constitute termination for Good Reason, you must terminate your employment within 60 days after the basis for such termination becomes known to you (or, in the case of clause (A) or (C), within 30 days after the Company has failed to cure such reduction or breach).

Annex B

CONFIDENTIAL AND PROPRIETARY INFORMATION, ASSIGNMENT OF

INVENTIONS AND NON-COMPETITION AGREEMENT

This Confidential and Proprietary Information, Assignment of Inventions and Non-Competition Agreement (“Agreement”), dated as of                     , is made and entered into by and between                      (the “Employee”) and Deltek, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company desires to employ the Employee, and the Employee desires to be employed by the Company; and

WHEREAS, in connection with the Employee’s employment with the Company, the Employee shall receive, have access to, and contribute to various confidential information and materials, which constitute valuable proprietary information of the Company;

NOW, THEREFORE, in consideration of the premises and covenants hereinafter set forth, the continued employment by the Company of the Employee, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Employee, the parties hereto agree as follows.

Section 1. Employee Covenants. The Employee agrees that (i) the Employee shall not at any time disclose or furnish to any other Person or use for his or her own or any other Person’s account any Confidential or Proprietary Information (other than in the course of his or her employment with the Company) except as otherwise provided in this Agreement; (ii) the Employee will not and has not, during employment with the Company, use or disclose any proprietary information or trade secrets of Employee’s former or concurrent employers or companies, if any, and that Employee will not bring onto the premises of the Company any unpublished documents or any property belonging to Employee’s former or concurrent employers or companies, if any, unless consented to in writing by such employers or companies; (iii) the Employee’s performance of all the terms of this Agreement and as an employee of the Company does not, and to the best of Employee’s present knowledge and belief, will not breach any agreement or duty to keep in confidence proprietary information acquired by Employee in confidence or in trust prior to employment by the Company and that Employee has not entered into, and will not enter into, any agreement either written or oral in conflict herewith, nor is Employee at the present time restricted from being employed by the Company or entering into this Agreement; (iv), the Employee shall not, at any time during his or her employment with the Company and thereafter during the Restriction Period, directly or indirectly solicit for employment, including recommending to any subsequent employer the solicitation for employment of, any employee of the Company or any of its affiliates, and (vi) the Employee shall not, at any time during his or her employment with the Company and thereafter during the Restriction Period, engage in any Competitive Activity.

For purposes of this Agreement:

“Company’s Market Area” shall mean (x) the United States (including each state and the District of Columbia), and (y) each country or territory other than the United States which accounted for at least two and one-half percent (2-1/2%) of software license revenue by the Company and its subsidiaries during the twelve (12) months immediately prior to the date of the Employee’s termination of employment as reported on the Company’s financial statements.

“Company Product” shall mean any project-based business management and/or sales management software and/or other product that, as of the date of the Employee’s termination of employment, the Company or any of its affiliates is developing, implementing, marketing and/or selling.

“Competing Business” shall mean the business of (i) developing, implementing, marketing and/or selling any Company Products or Competing Products or (ii) developing, providing, performing, marketing or selling any Competing Services.

“Competing Product” shall mean any product that competes with any Company Product.

“Competing Service” shall mean implementation, consulting, support, maintenance, development and/or training services relating to or in connection with the use of any Company Products or Competing Products.

“Competitive Activity” shall mean, directly or indirectly, (i) owning, managing, operating, joining, controlling, being employed by, or participating in the ownership, management, operation or control of, or being connected in any manner with, including, without limitation, holding any position as a shareholder, director, officer, consultant, independent contractor, employee or partner of, spokesman for, or investor in, any Competitor, or (ii) acting as a Competitor in an individual capacity; provided, that in no event (i) shall ownership by the Employee of five percent (5%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be considered Competitive Activity, so long as the Employee does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a shareholder thereof, (ii) shall being employed by a Competitor, standing alone, be considered Competitive Activity, so long as (A) the Competitor has more than one discrete and readily distinguishable part of its business, (B) the Employee’s duties are not at or involving the part of the Competitor’s business that constitutes a Competing Business, including, without limitation, serving in a capacity where any Person involved in the part of the Competitor’s business that constitutes a Competing Business reports to the Employee and (C) the Employee notifies the Company of such employment prior to commencement of his or her employment with such Competitor, or (iii) shall being employed by a licensee of any Company Product and providing Competing Services to such licensee, standing alone, be considered Competitive Activity.

“Competitor” shall mean any Person that is engaged in (or intends or proposes to engage in, or has been organized for the purpose of engaging in) a Competing Business in the Company’s Market Area.

“Confidential or Proprietary Information” shall mean any non-public information about the Company or any of its affiliates which was acquired by the Employee during his or her employment with the Company or any of its affiliates including but not limited to proprietary information relating to the Company’s business, and business of its subsidiaries, parent company, affiliates, successors or assigns (together “Affiliated Entities”), including but not limited to: customer, employee, supplier, and distributor lists, contacts, addresses, information about employees and employee relations, training manuals and procedures, recruitment method and procedures, business plans and projections, employment contracts, employee handbooks, information about customers and suppliers, price lists, costs and expenses, documents, budgets, proposals, financial information, inventions, patterns, processes, formulas, data bases, know how, developments, experiments, improvements, computer programs, manufacturing, recruitment and distribution techniques, specifications, tapes, and compilations of information, all of which are owned by the Company or its Affiliated Entities, other parties with which the Company or its Affiliated Entities do business (“Third Parties”) or customers of the Company or its Affiliated Entities, and which are used in the operation of the Company’s, Affiliated Entities’, Third Parties’ and/or a customer’s business, which has or is reasonably likely to have value to the Company or any of its affiliates or to a Competitor. Confidential or Proprietary Information excludes (i) information that is or becomes generally available to the public other than as a result of a breach of this Agreement by the Employee, (ii) information known to Employee at the time of its initial receipt; (iii) is disclosed with the Company’s prior approval; (iv) was independently developed by Employee or becomes known to the Employee from an independent source other than as a result of a breach of this Agreement by the Employee; (v) is disclosed to a third party by the Company without restrictions similar to those contained in this Agreement; (vi) is disclosed pursuant to the requirement of a court, administrative agency, or governmental body; or pursuant to the requirements of an applicable law, rule, or regulation.

“Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Restriction Period” shall mean the period commencing on the date of the Employee’s termination of employment and ending on the twelve (12) month anniversary of such termination.

Section 2. Retaining and Assigning Inventions and Original Works

2.1 Inventions and Original Works Retained by Employee. Attached hereto, as Exhibit A, is a list describing all inventions, original works of authorship, development, improvements, and trade secrets which were made by Employee prior to Employee’s employment with the Company, which belong to Employee, which relate to the Company’s proposed business and products, and which are not assigned to the Company; or, if no such list is attached, Employee represents that there are no such inventions.

2.2 Inventions and Original Works Assigned to the Company. Employee agrees that Employee will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and will assign to the Company all my right, title, and interest in and to any and all inventions, original works of authorship, developments, improvements or trade secrets which Employee has solely or jointly conceived or developed or reduced to practice, or caused to be conceived or developed or reduced to practice, during the period of time Employee has been in the employ of the Company or which Employee may solely or jointly conceive or develop or reduce to practice, during the period of time Employee shall be in the employ of the Company.

Employee acknowledges that all original works of authorship which have been and will be made by Employee (solely or jointly with others) within the scope of employee’s employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 USCA Section 101).

2.3 Maintenance of Records. Employee agrees to keep and maintain adequate and current written records of all inventions and original works of authorship made by Employee (solely or jointly with others) during the term of employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

2.4 Obtaining Letters Patent and Copyright Registrations. Employee agrees that Employee’s obligation to assist the Company to obtain United States or foreign letters patent and copyright registrations covering inventions and original works of authorship assigned hereunder to the Company shall continue beyond the termination of employment, but the Company shall compensate Employee at a reasonable rate for time actually spent by Employee at the Company’s request on such assistance. If the Company is unable because of Employee’s mental or physical incapacity or for any other reason to secure Employee’s signature to apply for or to pursue any application for any United States or foreign letters patent or copyright registrations covering inventions or original works of authorship assigned to the Company as above, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and in Employee’s behalf and stead, to execute and further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Employee. Employee hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which Employee now or may hereafter have for infringement of any patents or copyright resulting from any such application for letters patent or copyright registration assigned hereunder to the Company.

Section 3. Remedies. The Employee agrees that any material breach of the terms of this Agreement would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Employee therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Employee and/or any and all Persons acting for and/or with the Employee, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Employee. The Employee and the Company further agree that the provisions of the covenants contained in this Agreement are reasonable and necessary to protect the businesses of the Company and its affiliates because of the Employee’s access to Confidential Information and his or her material participation in the operation of such businesses.

Section 4. Miscellaneous.

4.1. Amendments and Waivers. This Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the parties hereto; provided, that, the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

4.2. Assignment; No Third-Party Beneficiaries. This Agreement, and the Employee’s rights and obligations hereunder, may not be assigned by the Employee, and any purported assignment by the Employee in violation hereof shall be null and void. Nothing in this Agreement shall confer upon any Person not a party to this Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

4.3. Notices. Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, (ii) facsimile during normal business hours, with confirmation of receipt, to any facsimile number the Employee provides to the Company for purposes of receipt of notice, (iii) reputable commercial overnight delivery service courier or (iv) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

(a)	If to the Employee, to the most recent home address that the Company maintains in its records for the Employee; and

(b)	If to the Company, to:

Deltek, Inc.

13880 Dulles Corner Lane

Herndon, VA 20171

Attention: Secretary

Facsimile: (703) 734-1146

All such notices, requests, consents and other communications shall be deemed to have been given when received. Any party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner then set forth.

4.4. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights and obligations of the parties hereto shall be governed by, the laws of the Commonwealth of Virginia, without giving effect to the conflicts of law principles thereof.

4.5. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Agreement is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

4.6. Entire Agreement. This Agreement shall constitute the entire agreement between the parties, and supersede all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the parties with respect to the subject matter hereof. The terms of this Agreement shall prevail and govern in the event of any conflict in terms between this Agreement and any Company agreement or Company policy applicable to the Employee.

4.7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

4.8. No Right to Continued Employment. This Agreement shall not confer upon the Employee any right with respect to continuance of employment by the Company or any Affiliate thereof, nor shall it interfere in any way with the right of the Company or any Affiliate thereof to terminate the Employee’s employment at any time. Specifically, nothing in this Agreement changes Employee’s status as an express at-will employee. Employee agrees that unless specifically provided in another writing signed by the Employee and the President of the Company, Employee’s employment by the Company is not for a definite period of time. Rather, Employee’s employment relationship with the Company is one of employment at will and may be terminated by either Employee or the Company at any time, with or without cause or prior notice. In addition, the Company has the right to change Employee’s compensation, duties, assignments, responsibilities, location of position and any other terms and conditions of my employment at any time, with or without cause or notice.

4.9 Change in Residence. Employee understands and agrees that upon a change of Employee’s state of legal residence, Employee shall, if so requested by the Company, promptly execute and deliver the Company’s standard Confidential and Proprietary Information, Assignment of Inventions and Non-Competition Agreement applicable to such state.

4.10. Binding Effect. This Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the parties, including, without limitation, the Employee’s heirs and the personal representatives of the Employee’s estate and any successor to all or substantially all of the business and/or assets of the Company.

4.11. General Interpretive Principles. The headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include”, “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations.

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties hereto, all as of the date first above written.

DELTEK, INC.

Employee	By:
Title:

EXHIBIT A

LIST OF PRIOR INVENTIONS AND ORIGINAL WORKS OF AUTHORSHIP

TITLE	DATE	IDENTIFYING NUMBER OR BRIEF DESCRIPTION

Annex C

Form of Release of Claims

WAIVER AND RELEASE OF CLAIMS

1. General Release. In consideration of the payments and benefits to be made under the letter from Deltek Systems, Inc. (the “Company”) to Eric Brehm (the “Executive”), dated as of •, 2007 (the “Employment Letter”) the Executive, with the intention of binding the Executive and the Executive’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, agents, shareholders, attorneys, employees and employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known, unknown, suspected or unsuspected which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party (an “Action”) arising out of or in connection with the Executive’s service as an employee, officer and/or director to any member of the Company Affiliated Group (or the predecessors thereof), including (i) the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort and (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning harassment, discrimination, retaliation and other unlawful or unfair labor and employment practices), any and all Actions based on the Employee Retirement Income Security Act of 1974 (“ERISA”), and any and all Actions arising under the civil rights laws of any federal, state or local jurisdiction, including, without limitation, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), Sections 503 and 504 of the Rehabilitation Act, the Family and Medical Leave Act and the Age Discrimination in Employment Act (“ADEA”), excepting only:

(a) rights of the Executive under this Waiver and Release of Claims and the Employment Letter;

(b) rights of the Executive relating to equity awards held by the Executive as of his date of termination;

(c) the right of the Executive to receive COBRA continuation coverage in accordance with applicable law and the Employment Letter;

(d) rights to indemnification the Executive may have (i) under applicable corporate law, (ii) under the by-laws or certificate of incorporation of any Company Released Party or (iii) as an insured under any director’s and officer’s liability insurance policy now or previously in force;

(e) claims (i) for benefits under any health, disability, retirement, deferred compensation, life insurance or other, similar employee benefit plan or arrangement of the Company Affiliated Group and (ii) for earned but unused vacation pay through the date of termination in accordance with applicable Company policy; and

(f) claims for the reimbursement of unreimbursed business expenses incurred prior to the date of termination pursuant to applicable Company policy.

2. No Admissions, Complaints or Other Claims. The Executive acknowledges and agrees that this Waiver and Release of Claims is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied. The Executive also acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any Actions against any Company Released Party with any governmental agency, court or tribunal.

3. Application to all Forms of Relief. This Waiver and Release of Claims applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney’s fees and expenses.

4. Specific Waiver. The Executive specifically acknowledges that his acceptance of the terms of this Waiver and Release of Claims is, among other things, a specific waiver of any and all Actions under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or Action which by law the Executive is not permitted to waive.

5. Voluntariness. The Executive acknowledges and agrees that he is relying solely upon his own judgment; that the Executive is over eighteen years of age and is legally competent to sign this Waiver and Release of Claims; that the Executive is signing this Waiver and Release of Claims of his own free will; that the Executive has read and understood the Waiver and Release of Claims before signing it; and that the Executive is signing this Waiver and Release of Claims in exchange for consideration that he believes is satisfactory and adequate. The Executive also acknowledges and agrees that he has been informed of the right to consult with legal counsel and has been encouraged to do so.

6. Complete Agreement/Severability. This Waiver and Release of Claims constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Waiver and Release of Claims. All provisions and portions of this Waiver and Release of Claims are severable. If any provision or portion of this Waiver and Release of Claims or the application of any provision or portion of the Waiver and Release of Claims shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Waiver and Release of Claims shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.

7. Acceptance and Revocability. The Executive acknowledges that he has been given a period of 21 days within which to consider this Waiver and Release of Claims, unless applicable law requires a longer period, in which case the Executive shall be advised of such longer period and such longer period shall apply. The Executive may accept this Waiver and Release of Claims at any time within this period of time by signing the Waiver and Release of Claims and returning it to the Company. This Waiver and Release of Claims shall not become effective or enforceable until seven calendar days after the Executive signs it. The Executive may revoke his acceptance of this Waiver and Release of Claims at any time within that seven calendar day period by sending written notice to the Company. Such notice must be received by the Company within the seven calendar day period in order to be effective and, if so received, would void this Waiver and Release of Claims for all purposes.

8. Governing Law. Except for issues or matters as to which federal law is applicable, this Waiver and Release of Claims shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia without giving effect to the conflicts of law principles thereof.

Eric Brehm